UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report:  August 7, 2019
(Date of earliest event reported)

FEDNAT HOLDING COMPANY
(Exact name of registrant as specified in its charter)

Florida	000-25001	65-0248866
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

14050 N.W. 14th Street, Suite 180 Sunrise, FL
33323
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (800) 293-2532

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock	FNHC	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company         ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 1.01.	Entry into a Material Definitive Agreement.

FedNat Holding Company (the “Company”) is reporting that it has received regulatory approvals from the Florida Office of Insurance Regulation (the “Florida OIR”) and the Louisiana Department of Insurance (the “LDI”) to complete the transactions contemplated by the Equity Purchase Agreement dated February 25, 2019 (the “Purchase Agreement”) among the Company, 1347 Property Insurance Holdings, Inc., a Delaware corporation (“PIH”), Maison Managers, Inc. a Delaware corporation (“MM”), Maison Insurance Company, a Louisiana corporation (“Maison”), and Claimcor, LLC, a Florida limited liability company (“CC and, together with MM and Maison, the “Maison Companies”). Under the Purchase Agreement, the Company has agreed to purchase the Maison Companies from PIH (the “Acquisition”). Subject to satisfaction of all closing conditions, the Acquisition is expected to close as soon as practicable following November 30, 2019, which is the end of the 2019 hurricane season.

In connection with the approval of the Acquisition by the Florida OIR, the Company entered into a Consent Order dated August 7, 2019 among the Florida OIR, the Company, PIH and Maison (the “Florida Consent Order”). The Florida Consent Order contains customary provisions relating to the closing of the Acquisition and the operation of Maison following the closing.

In connection with the approval of the Acquisition by the LDI, the Company entered into a Consent Agreement dated August 9, 2019 among the LDI, the Company and Maison (the “Louisiana Consent Order”). The Louisiana Consent Order contains customary provisions relating to the closing of the Acquisition and the operation of Maison following the closing. In addition, the Company agreed to submit to the LDI required biographical information about any new officers or directors during the six-month period following the date of the LDI’s approval of the Acquisition and, if the LDI does not approve such individual, the LDI may rescind its approval of the Acquisition, subject to a 30-day cure period available to the Company. The Company also agreed to provide to the LDI, for two years following the LDI approval date, copies of board and committee minutes on a confidential basis, copies of Form 8-Ks filed to report the voting results of shareholders’ meetings, copies of the Company’s proxy statements and notices of shareholder meetings, and notice of any person known to the Company who has obtained proxies to vote 10% or more of the Company’s outstanding common stock.

The foregoing descriptions of the Florida Consent Order and the Louisiana Consent Agreement are included to provide information regarding their terms. These descriptions do not purport to be complete and are qualified in their entirety by reference to the complete text of the Florida Consent Order, which is filed as Exhibit 10.1 to this Form 8-K, and the Louisiana Consent Agreement, which is filed as Exhibit 10.2 to this Form 8-K.

Item 8.01.	Other Events.

Within its 2019-2020 excess of loss reinsurance program, the Company has purchased additional reinsurance protection that reduces the second and third event retention for FedNat Insurance Company and Monarch National Insurance Company, on a combined basis, from $22 million to $10 million per event. The cost of the underlying layer was approximately $3.0 million.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits
Exhibit No.	Description
10.1	Consent Order dated August 7, 2019 among the Florida Office of Insurance Regulation, FedNat Holding Company, 1347 Property Insurance Holdings, Inc., and Maison Insurance Company.

10.2	Consent Agreement dated August 9, 2019 among the Louisiana Department of Insurance, FedNat Holding Company and Maison Insurance Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEDNAT HOLDING COMPANY

Date: August 13, 2019	By:	/s/ Ronald A. Jordan

Name:	Ronald A. Jordan
Title:	Chief Financial Officer
(Principal Financial Officer)